Exhibit 99.1

AMERICAN TOWER AND DISH ANNOUNCE LONG-TERM MASTER LEASE AGREEMENT

Boston, Massachusetts and Englewood, Colorado – March 15, 2021 – American Tower Corporation (NYSE: AMT) and DISH Network Corporation (NASDAQ: DISH) announced today that they have entered into a master lease agreement through which DISH may lease space on up to 20,000 American Tower communications sites. Through the agreement, DISH will secure access to American Tower’s extensive U.S. portfolio of communications sites as it deploys its new nationwide 5G network, and American Tower will enhance its long-term U.S. organic growth trajectory.

Dave Mayo, DISH’s Executive Vice President of Network Development said, “With the American Tower agreement, DISH now has the complete, robust infrastructure portfolio we need to support our nationwide 5G network deployment. Our team has already developed colocation plans for American Tower sites across the country to bring a new generation of connectivity to Americans.”

Steve Vondran, American Tower’s Executive Vice President and President, U.S. Tower Division stated, “We look forward to this agreement evolving into a long-term, mutually beneficial strategic partnership. We believe that our nationwide portfolio of communications sites is optimally positioned to continue to serve as the backbone of today’s critical mobile broadband networks while assuring a meaningful share of new leasing activity in the marketplace.”

Under the agreement, cash lease payments from DISH to American Tower will commence in 2022 and grow over time as DISH’s network deployment progresses. In addition, DISH may lease shared generators from American Tower on select sites and will have the ability to utilize American Tower’s zoning, permitting and other pre-construction services.

About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 186,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

About DISH
DISH Network Corporation is a connectivity company. Since 1980, it has served as a disruptive force, driving innovation and value on behalf of consumers. Through its subsidiaries, the company provides television entertainment and award-winning technology to millions of customers with its satellite DISH TV and streaming SLING TV services. In 2020, the company became a nationwide U.S. wireless carrier through the acquisition of Boost Mobile. DISH continues to innovate in wireless, building the nation's first cloud-native, Open RAN-based 5G broadband network. DISH Network Corporation (NASDAQ: DISH) is a Fortune 250 company.

For More Information, Contact:

ATC Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500
Email: investor.relations@americantower.com

DISH Contact: Karen Modlin
Senior Manager, Communications
Email: Karen.Modlin@dish.com

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